EXHIBIT 5.1

January 7, 2010

The Board of Directors
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5

Re:           Form S-1/A-3 Registration Statement
Opinion of Counsel

Ladies and Gentlemen:

As counsel for Oilsands Quest Inc. (the “Company”), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have also examined Amendment No. 3 to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Commission on or about January 6, 2010 covering the resale by the Selling Shareholders of up to 81,198,367 shares of Common Stock, which may be issued upon exchange of the Exchangeable Shares of Oilsands Quest Sask Inc. (the “Exchangeable Shares”) and/or the exercise of warrants issued by the Company in May 2009 (the “Warrants”), both as more particularly described in the Registration Statement.

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock held by the Selling Shareholders and described in the Registration Statement as outstanding, to be outstanding prior to effectiveness of the Registration Statement, or issuable thereafter upon exercise of the Exchangeable Shares and/or the Warrants, have been or (as the case may be) will have been duly authorized, validly issued, fully paid and non-assessable.

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This opinion is limited to the laws of the State of Colorado.  This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burns, Figa & Will, P.C.

BURNS FIGA & WILL, P.C.

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